                                                                     EXHIBIT 8.1

[ROSENMAN & COLIN LLP LETTERHEAD]



February 5, 2001


Shelbourne Properties I, Inc.
5 Cambridge Center
9th Floor
Cambridge, MA 02142

Re:      Registration Statement
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Gentlemen:

We have acted as your counsel in connection with the registration on the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,263,189 shares of common stock of Shelbourne Properties I, Inc. ("Shelbourne"), a recently formed Delaware corporation, to be issued to the general partners and holders of units (collectively "unitholders") in Integrated Resources High Equity Partners, Series 85, A California Limited Partnership (the "Partnership"). The shares of Shelbourne common stock will be issued pursuant to a transaction (the "conversion") in which the Partnership will be merged into Shelbourne Properties I L.P. (the "operating partnership"), a limited partnership wholly-owned by Shelbourne (directly and indirectly through a "disregarded entity" of Shelbourne). As part of the merger, the interests of unitholders in the Partnership will be converted into shares of Shelbourne common stock, which shares will be listed for trading on the American Stock Exchange. Shelbourne intends to elect to be treated for Federal income tax purposes as a real estate investment trust for its taxable year ending December 31, 2001.

In rendering this opinion, we have examined (i) the Registration Statement, as amended, (ii) the Agreement of Limited Partnership of the operating partnership,
(iii) the Agreement and Plan of Merger, and (iv) the certificate provided to us by Shelbourne, dated on or about the date hereof, setting forth various factual representations and statements upon which our opinion relies. In addition, we have examined such other documents and materials that we have deemed necessary or appropriate to review for purposes of our opinion, and have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

Our opinion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. In rendering this opinion we are expressing our views only as to the Federal income tax laws of the United States of America.

Shelbourne Properties I
February 5, 2001
Page 2



It is our opinion that, under current Federal income tax law and assuming that Shelbourne and the operating partnership are operated in accordance with the statements and representations set forth in the Registration Statement:

(1) The conversion will be treated as an exchange governed by Section 351 of the Code in which the Partnership will be treated as transferring all of its assets to Shelbourne in exchange for common stock and the assumption by Shelbourne of the Partnership's liabilities, followed by the Partnership's distribution of common stock to the unitholders in complete liquidation of the Partnership. Accordingly, no gain or loss will be recognized for Federal income tax purposes by the Partnership, the unitholders or Shelbourne as a result of the conversion.

(2) Commencing with its taxable year ending December 31, 2001, Shelbourne will be organized in conformity with the requirements for qualification as a real estate investment trust under the Code, and its proposed method of operation will enable it to satisfy the requirements for qualification and taxation as a real estate investment trust.

(3) The discussion relating to tax matters under the heading "Federal Income Tax Consequences" in the Consent Solicitation Statement/Prospectus contained in the Registration Statement, to the extent that such discussion contains descriptions of applicable Federal income tax law, is correct in all material respects as of the date hereof.

Shelbourne's qualification as a real estate investment trust will depend upon its continuing satisfaction of the requirements of the Code relating to qualification for real estate investment trust status, which requirements include those that are dependent upon actual operating results, distribution levels, diversity of stock ownership, asset composition, source of income and record keeping. No assurance can be given that the actual results of Shelbourne's operations for any one taxable year will satisfy all such requirements. We do not undertake to monitor whether Shelbourne actually will satisfy the various real estate investment trust qualification tests, and we express no opinion concerning whether Shelbourne actually will satisfy these various real estate investment trust qualification tests.

We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement and the reference to this letter and to us therein under the heading "Federal Income Tax Consequences" in the Consent Solicitation/Prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


Very truly yours,

ROSENMAN & COLIN LLP


By:       /s/
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         A Partner